Exhibit 99.1

Audited Annual

Financial Statements, including a Canadian GAAP to

US GAAP reconciliation note

Years ended

December 31, 2010, 2009 and 2008

(Expressed in thousands of Canadian dollars)

March 9, 2011

Independent Auditors’ Report

The Board of Directors

Consolidated Thompson Iron Mines Limited

We have audited the accompanying consolidated balance sheets of Consolidated Thompson Iron Mines Limited (the “Company”) as at December 31, 2010 and 2009, and the related consolidated statements of operations and comprehensive income, cash flows and shareholders’ equity for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010 in conformity with Canadian generally accepted accounting principles.

/s/ KPMG LLP *

Chartered Accountants

Montréal, Canada

March 9, 2011, except as to note 25 which is dated May 13, 2011

*	CA auditor permit No. 8821

CONSOLIDATED THOMPSON IRON MINES LIMITED

CONSOLIDATED BALANCE SHEETS

(expressed in thousands of Canadian dollars)

As at December 31,

	2010	2009
ASSETS
Current
Cash and cash equivalents	$234,148	$184,924
Restricted cash equivalents	—	1,305
Amounts receivable (Note 5)	94,383	24,714
Inventories (Note 6)	35,790	516
Prepaid expenses and advances (Note 7)	28,326	39,674

	392,647	251,133
Long-term advances and deferred costs	3,340	32,969
Restricted cash equivalents	—	9,080
Long-term investments (Note 8)	4,016	3,977
Mining assets (Note 9)	1,138,677	53,803
Mineral exploration and development properties (Note 10)	191,839	772,699
Future income tax (Note 19)	18,799	—

	$1,749,318	$1,123,661

LIABILITIES
Current
Accounts payable and accrued liabilities (Note 11)	$110,313	$61,020
Current portion of long-term debt (Note 12)	16,524	7,249

	126,837	68,269
Long-term debt (Note 12)	223,210	30,008
Convertible debentures (Note 13)	167,041	—
Asset retirement obligations (Note 14)	8,035	2,619
Future income and mining taxes (Note 19)	61,355	51,566

	459,641	84,193
Non-controlling interest (Note 15)	160,337	112,663

SHAREHOLDERS’ EQUITY
Common shares (Note 16)	955,260	882,097
Warrants (Note 17)	11,605	19,088
Equity component of convertible debentures (Note 13)	53,263	—
Contributed surplus	45,180	51,349
Accumulated deficit	(64,250)	(95,275)
Accumulated other comprehensive income	1,445	1,277

	1,002,503	858,536

	$1,749,318	$1,123,661

Nature of operations (Note 1)
Commitments and contingencies (Note 24)
Subsequent events (Note 25)

Approved on behalf of the Board of Directors:

Signed “Hon. Brian V. Tobin” , Director Signed “Bernard Wilson, FCA” , Director

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(expressed in thousands of Canadian dollars, except per share amounts)

Years ended December 31,

	2010	2009	2008
Sales	$325,488	$—	$—
Cost of sales (including amortization of $18,210)	168,742	—	—
Selling, general and administrative	36,248	35,034	10,214
Start-up expenses	65,848	6,330	—
Stock-based compensation (Note 18)	9,961	12,223	15,924
Amortization	1,790	921	77

Income (loss) before the undernoted	42,899	(54,508)	(26,215)
Interest income	514	2,196	8,742
Interest expense (Note 11)	(16,597)	(208)	(55)
Accretion expense on asset retirement obligations (Note 14)	(554)	—	—
Unrealized gain (loss) on investments (warrants)	254	(2)	1,650
Realized gain on available-for-sale financial assets	4,571	—	—
Other income	117	—	—
Foreign exchange gain (loss)	6,394	(2,349)	3,116
Write-off of other assets (Note 17)	—	(9,372)	—

Income (loss) before mining and income taxes	37,598	(64,243)	(12,762)
Mining and income tax recovery (Note 19)	(9,001)	(275)	—

Non-controlling interest	(15,574)	3,468	—

Net income (loss)	31,025	(60,500)	(12,762)
Other comprehensive income items
Unrealized gain on available-for-sale financial assets for the year, net of future income taxes of $(612) (2009—$275)	4,038	2,533	1,803
Realized gain on available-for-sale financial assets for the year, net of future income taxes of $701 (2009—nil)	(3,870)	—	—
Reversal of previously recognized unrealized gain on acquisition of Quinto Mining Corporation (Note 4)	—	—	(3,096)

Comprehensive income (loss)	$31,193	$(57,967)	$(14,055)

Net earnings (loss) per share (Note 20)
Basic	$0.13	$(0.35)	$(0.12)
Diluted	$0.13	$(0.35)	$(0.12)
Weighted average common shares outstanding (in thousands) (Note 20)
Basic	232,785	170,781	106,615
Diluted	247,793	170,781	106,615

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(expressed in thousands of Canadian dollars)

Years ended December 31,

	2010	2009	2008
CASH PROVIDED BY (USED IN):
OPERATING ACTIVITIES:
Net income (loss) for the year	$31,025	$(60,500)	$(12,762)
Charges not affecting cash:
Stock-based compensation	9,961	12,223	15,924
Warrants issued for WISCO agreement	—	5,437	—
Amortization	20,000	921	77
Unrealized (gain) loss on warrants	(254)	2	(1,650)
Unrealized foreign exchange loss on restricted cash	1,083	97	(226)
Accretion expense	554	—	—
Realized gain on available for sale financial assets	(4,571)	—	—
Unrealized foreign exchange loss on long-term debt	(18,129)	—	—
Future mining and income taxes	(8,921)	(225)	734
Non-controlling interest	15,574	(3,468)	—
Write-off of other assets	—	9,372	—
Net change in non-cash working capital	(37,993)	(45,968)	(11,687)

	8,329	(82,109)	(9,590)

INVESTING ACTIVITIES:
Mining assets, mineral exploration and development properties (note 9 and 10)	(466,538)	(374,001)	(134,204)
Decrease in short-term investments	—	5,000	—
Cash acquired through Quinto acquisition, net of cash paid	—	(63)	5,238
Decrease in long-term advances and deferred costs	29,629	21,405	(53,374)
Proceeds from disposal of available-for-sale financial assets	6,950	—	—
Acquisition of long-term investments	(2,105)	(1,000)	(3,250)
Decrease in restricted cash equivalents	9,302	17,962	(22,677)

	(422,762)	(330,697)	(208,267)

FINANCING ACTIVITIES:
Shares issued through public offering	—	92,690	179,400
Shares issued through private placements	—	249,422	—
Issuance of long-term debt and convertible debentures, net of issuance costs of $13,464	384,128	—	—
Units of Bloom Lake LP issued to Wisco	32,100	116,131	—
Shares issued from exercise of options and warrants	47,579	4,168	2,206
Share issue costs	(150)	(10,976)	(8,673)

	463,657	451,435	172,933

Increase in cash and cash equivalents	49,224	38,629	(44,924)

Cash and cash equivalents, beginning of year	184,924	146,295	191,219

Cash and cash equivalents, end of year	$234,148	$184,924	$146,295

Cash and cash equivalents consists of:
Cash	$55,613	$40,320	$4,498
Cash equivalents	178,535	144,604	141,797

	$234,148	$184,924	$146,295

Supplemental information (Note 11)

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(expressed in thousands of Canadian dollars)

Years ended December 31,

	2010	2009	2008
Common shares
Balance, beginning of year	$882,097	$542,749	$243,063
Issued on acquisition of Quinto Mining Corporation	—	—	123,767
Issued through public offering	—	92,690	179,400
Issued through private placements	—	249,422	—
Cash proceeds on options exercised	29,067	3,007	1,882
Transfer from contributed surplus from exercise of options	15,189	1,722	2,556
Cash proceeds on warrants exercised	18,512	1,161	324
Transfer on exercise of warrants	10,395	2,472	430
Share issue costs	—	(11,126)	(8,673)

Balance, end of year	$955,260	$882,097	$542,749

Warrants
Balance, beginning of year	$19,088	$6,751	$—
Issued on acquisition of Quinto Mining Corporation	—	—	14,842
Issued	2,912	14,809	—
Exercised	(10,395)	(2,472)	(430)
Expired	—	—	(7,661)

Balance, end of year	$11,605	$19,088	$6,751

Equity component of convertible debentures
Balance, beginning of year	$—	$—	$—
Issued (Note 13)	53,263	—	—

Balance, end of year	$53,263	$—	$—

Contributed surplus
Balance, beginning of year	$51,349	$40,848	$14,842
Stock options issued in acquisition of Quinto Mining Corporation	—	—	5,277
Stock options expense	9,020	12,223	15,924
Stock options exercised	(15,189)	(1,722)	(2,556)
Warrants expired	—	—	7,661

Balance, end of year	$45,180	$51,349	$40,848

Deficit
Balance, beginning of year	$(95,275)	$(34,775)	$(22,013)
Net income (loss) for the year	31,025	(60,500)	(12,762)

Balance, end of year	$(64,250)	$(95,275)	$(34,775)

Accumulated other comprehensive income
Balance, beginning of year	$1,277	$(1,256)	$37
Unrealized gain on available-for-sale financial assets for the year, net of future income taxes of $(612) (2009—$275)	4,038	2,533	1,803
Realized gain on available –for-sale financial assets for the year, net of future income tax of $701 (2009—nil)	(3,870)	—	—
Reversal of previously unrealized gain on acquisition of Quinto Mining Corporation, net of income taxes	—	—	(3,096)

Balance, end of year	$1,445	$1,277	$(1,256)

Total shareholders’ equity	$1,002,503	$858,536	$554,317

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

1.	NATURE OF OPERATIONS

Consolidated Thompson Iron Mines Limited (the “Corporation”, or “Consolidated Thompson”) is a mining company with mineral exploration and development activities focused on iron ore. Based in Montréal, Canada, it has iron ore rich mining properties in the well known Labrador Trough that spans North-Eastern Québec and Western Newfoundland and Labrador. The Corporation began producing iron ore concentrate in 2010 at its Bloom Lake mine and its initial sales were recorded in the second quarter of 2010. The Company is moving towards an initial production rate of 8.0 million tonnes per year of high quality iron ore concentrate. The Bloom Lake mine is located near the city of Fermont, in the Province of Québec, Canada.

The Corporation relies heavily on a small number of significant customers, including one customer that represents 50% of the Corporation’s expected output of 8 million tonnes of iron ore concentrate per year (that customer also being a shareholder of the Corporation and owning 25% of The Bloom Lake Iron Ore Mines Limited Partnership (“Bloom Lake LP”) (Note 15)). As a result of this reliance on a small number of customers, the Corporation could be subject to adverse consequences if any of these customers breaches its purchase commitments.

The Corporation also relies on two main rail transportation suppliers to haul iron ore concentrate on a distance of approximately 500 kilometres. Shipping products to customers, recognizing revenues and generating profits is dependent on the products being hauled by these suppliers. Any disruption in their services could affect the operations and profitability of the Corporation. Long-term contracts were signed with these suppliers to secure services. However, if any of these suppliers would breach their commitments, the Corporation could be subject to adverse consequences.

As at December 31, 2010, with sales generating significant positive cash flows, the Corporation believes it has access to sufficient liquidities to ramp-up its production to its projected annualized output of 8 million tonnes of iron ore concentrate, to finance its capital investments and for working capital.

2.	SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”), which include the following significant accounting policies.

a)	Principles of consolidation

These consolidated financial statements include the accounts of the Corporation and its subsidiaries Bloom Lake LP, 75% owned, which was created on July 23, 2009, and Quinto Mining Corporation (“Quinto”), 100% owned, which was acquired on June 27, 2008. All intercompany balances and transactions have been eliminated.

b)	Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reported period. Such estimates and assumptions affect the carrying value of assets as well as the evaluation of asset retirement obligations and reclamation costs and impact decisions as to when exploration and development

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

costs should be capitalized, amortized or expensed. Other significant estimates made by the Corporation include ore reserves and resources, factors affecting valuations of stock-based compensation, valuation allowance determination on future income tax assets and amortization periods of mining properties. The Corporation regularly reviews its estimates and assumptions. However, actual results could differ from these estimates and these differences could be material.

c)	Foreign exchange

Monetary assets and liabilities of the Corporation’s operations denominated in currencies other than the Canadian dollar are translated into Canadian dollars at the rates of exchange at the balance sheet dates. Non-monetary assets and liabilities are translated at historical exchange rates prevailing at each transaction date. Revenue and expenses are translated at average exchange rates throughout the reporting period, with the exception of depreciation, depletion and amortization which is translated at historical exchange rates. Gains and losses on translation of foreign currencies are included in earnings.

d)	Cash and cash equivalents

Cash and cash equivalents are comprised of unrestricted cash on hand and highly liquid investments with a maturity date of three months or less from the date of acquisition. As of December 31, 2010, cash equivalents bear interest at rates ranging between 0.7% and 1.1% in Canadian dollars and at 0.1% in US dollars.

e)	Inventories

Iron ore concentrate inventories are valued at the lower of cost and net realizable value. The cost of iron ore concentrate inventories is increased based on the production costs including the cost of materials, labour, operating supplies, sub-contractors expenses, mine site production overheads and amortization to the applicable stage of processing, and decreases in iron ore concentrate inventories are charged back to processing costs using the weighted average cost per tonne.

Ore stockpiles are valued at the lower of cost and net realizable value. The cost of ore stockpiles is increased based on the related current mining cost of the period, and decreases in ore stockpiles are charged back to processing costs using the weighted average cost per tonne.

Mine supplies are valued at the lower of average purchase cost and net realizable value.

If there is a recovery in the net realizable value, the inventories are written back up.

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

f)	Mining assets

Property and equipment are recorded at cost less accumulated amortization and are amortized based on their useful lives, as shown in the table below, except that for assets under capital leases, the amortization period may not exceed the term of the lease.

Category	Method	Period
Lodging furniture and facilities	Straight-line	8 and 35 years
Rolling stock	Straight-line	3 years
Mobile mining equipment	Units of use	Useful life of equipment in hours
Railcars	Straight-line	Based on lease term
Leasehold improvement	Straight-line	Based on lease term
Other office equipment	Straight-line	2 to 5 years
Mining property	Units of production	Useful life of mine

Mining costs associated with stripping activities are expensed unless the stripping activity can be shown to represent a betterment to the mineral property which requires such costs be capitalized. Capitalized stripping costs are amortized over the reserves that directly benefit from the stripping activity on a units-of-production basis.

g)	Impairment of long-lived assets

Long-lived assets are reviewed for impairment periodically or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss must be recognized if the carrying amount of a long-lived asset exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. In that event, the asset must be written down to its fair value and an impairment loss is recorded in earnings. Net estimated future cash flows from each long-lived asset are calculated based on anticipated future production (proven and probable reserves as well as value beyond proven and probable reserves), estimated iron ore prices, operating costs, capital expenditures and site restoration expenses. Management’s estimate of future cash flows is subject to risk and uncertainties and it is reasonably possible that changes could occur with evolving economic conditions, which may affect the recoverability of the Corporation’s long-lived assets and may have a material effect on the Corporation’s results of operations and financial position.

h)	Mineral exploration and development properties

Exploration and development expenses relating to properties in which the Corporation has an interest are deferred until the properties are brought into production, at which time they are amortized on a unit-of-production basis. Other general exploration expenses are charged to operations as incurred. The cost of properties abandoned or sold and their related deferred exploration costs are expensed to operations in the year of abandonment or sale.

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

Costs include the cash consideration and the fair value of the shares issued for the acquisition of properties. Properties acquired under option agreements or by joint ventures, whereby payments are made at the sole discretion of the Corporation, are recorded in the accounts at the time of payment.

The Corporation reviews capitalized costs on its properties on a periodic basis and will recognize impairment in value based upon current exploration or production results, if any, and upon management’s assessment of the recoverability of the cost of the properties from the future undiscounted cash flows and/or the proceeds from their disposal.

The Corporation qualifies for certain exploration tax credits associated with the exploration and development of its properties located in Québec. Recoverable amounts are offset against deferred exploration costs incurred when the Corporation has complied with the terms and conditions of the program and the amount of government assistance is reasonably assured.

i)	Asset retirement obligations

The Corporation is required to record a liability for the estimated future costs associated with legal obligations relating to the reclamation and closure of its mineral exploration and development properties. This amount is initially recorded at its discounted value using the Corporation credit-adjusted risk-free interest rate with subsequent annual recognition of an accretion amount on the discounted liability. An equivalent amount is recorded as an increase to mineral exploration and development properties and amortized over the useful life of the properties using the unit-of-production basis. The liability is adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation with a corresponding increase in the carrying value of the related long-lived asset.

j)	Income taxes

The Corporation follows the asset and liability method of accounting for income taxes. Under this method, income tax liabilities and assets are recognized for the estimated tax consequences attributable to differences between the amounts reported in the financial statements of the Corporation and their respective tax bases, using enacted or substantively enacted income tax rates. The effect of a change in income tax rates on future tax liabilities and assets is recognized in income in the year when the change is enacted or substantively enacted. The Company provides a valuation allowance for future tax assets when it is more likely than not that some portion or all of the future tax assets will not be realized.

k)	Stock-based compensation

The Corporation has stock-based compensation plans which are described in Note 18. For stock option awards, the Corporation applies the fair value based method of accounting. Under this method, the fair value of the stock options at the date of grant is amortized over the vesting period, with the offsetting credit to contributed surplus. When stock options are exercised, the proceeds are credited to common shares, together with related portion previously recorded to contributed surplus.

Performance share units (“PSU”) are recognized in compensation expense and accrued liabilities when it is probable that the performance will be achieved. PSU are re-measured at each reporting period, until settlement, using the trading price of the underlying shares at the end the period. The liability is adjusted at the end of each period to reflect the lapse of time and changes in the estimated future cash flows underlying the obligations.

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

l)	Revenue

Revenue from the sale of iron ore is recognized when persuasive evidence, usually in the form of an executed sales agreement, indicating there has been a transfer of risks and rewards to the customer, no further work or processing is required by the Corporation, the quantity and quality of the goods has been determined with reasonable accuracy, the price is fixed or determinable, and collectability is reasonably assured. This is generally when the title passes.

In the majority of sales of iron ore concentrate, sales agreements specify that title passes on the bill of lading date, which is the date the goods are delivered to the shipping agent. For such sales, revenue is recognized on the bill of lading date.

In cases where the terms of the executed sales agreement allow for an adjustment to the sales price based on a survey of the goods by the customer (for instance an assay for mineral content), revenue recognition is based on the most recently determined estimate of product specifications.

m)	Earnings (loss) per share

Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted-average number of the Corporation’s common shares outstanding during the period. Diluted earnings per share is calculated by using the treasury stock method and the “if-converted” method. The treasury stock method assumes that any proceeds obtained on exercise of options and warrants, including unrecognized compensation costs of stock-based compensation, would be used to purchase common shares of the Corporation at the average market price during the period. The weighted average number of common shares outstanding is then adjusted by the difference between the number of common shares issued from the exercise of options and warrants and common shares repurchased from the related proceeds. If the Corporation has a net loss, diluted loss per share is calculated using the basic weighted average shares outstanding because to do otherwise would be anti-dilutive.

The dilutive effect of the convertible debentures is reflected in diluted earnings per share by application of the “if-converted” method, if dilutive. Under the “if-converted” method, convertible debentures are assumed to have been converted at the beginning of the period (or at time of issuance, if later) and the resulting common shares are included in the denominator for purposes of calculating diluted earnings per share. Net income (loss) is also adjusted to remove the financial expense (net of taxes) recorded during the year in relation to the convertible debentures.

n)	Financial instruments

A financial instrument is a contract that gives rise to a financial asset of one contract party and a financial liability or equity instrument of another party. Financial instruments are recognized on the balance sheet when the Corporation becomes party to the contractual obligations of the instrument.

Financial instruments, including derivatives, are included on the balance sheet and are measured at their fair value with the exception of loans and receivables, held-to-maturity investments and other financial liabilities, which are measured at amortized cost. Subsequent measurement and recognition of changes in fair values of financial instruments depend on their initial classification. Held-for-trading financial assets are measured at fair value and all gains and losses are included in net income in the period in which they arise. Available-for-sale financial instruments are measured at fair value with revaluation gains and losses included in other comprehensive income until the assets are removed from the balance sheet.

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

The classification of the Corporation’s financial instruments in the various categories is presented in the following table:

Categories	Financial instruments

Held-for-trading financial assets	Cash and cash equivalents Restricted cash equivalents Long-term investments, warrants

Loans and receivables	Amounts receivable

Available-for-sale financial assets	Long-term investments, other than warrants

Other liabilities	Accounts payable and accrued liabilities Long-term debt Convertible debentures

Financial instruments that comprise a liability component and an equity component are classified separately on the balance sheet on initial recognition in accordance with the substance of the contractual obligations.

Derivatives instruments, including embedded derivatives, are recorded as either assets or liabilities and are measured at their fair value unless exempted from derivative treatment as a normal purchase and sale. All changes in the fair value of derivatives are recognized in earnings unless specific hedge criteria are met. As of December 31, 2010 and 2009, the Corporation did not have any derivative instruments.

3.	CHANGES IN ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS

a)	Accounting changes

Stock-based Compensation

On April 1, 2010, the Corporation decided to change its method of accounting for fair value of common share stock options issued to directors, officers, key employees and consultants. Under the Canadian Institute of Chartered Accountants (“CICA”) Handbook (“HB”) Section 3870, Stock-based Compensation and Other Stock-based Payments, the fair value of a stock-option award having different vesting dates can be calculated as one award or several separate awards, each award with different expected lives for options that vest each year. For example, compensation cost for an award with a graded vesting schedule, such as an award that vests 33 percent per year over three years, is accrued as if the grant were a series of awards rather than a single award. Each award in the series is accounted for as if it had its own separate service period and vesting date. In the past, the Corporation calculated the fair value of stock option award as one award, even if it had different vesting periods and recorded expense on a straight-line basis. This change in accounting policy did not have a material impact on the stock-options issued prior to April 1, 2010. This accounting policy conforms to the International Financial Reporting Standards (“IFRS”) to be applied to stock-based compensation beginning on January 1, 2011.

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

b)	Recent accounting pronouncements

(i)	Section 1582, Business Combinations

In January 2009, the CICA issued HB Section 1582, Business Combinations, replacing Section 1581, Business Combinations. The previous Section was removed in order to adopt the relevant extracts of the IFRS 3, Business Combinations. The new Section establishes standards for the recognition, measurement, presentation and disclosure of business combinations.

This new standard is applicable to business combinations realized during fiscal years beginning on or after January 1, 2011. This new Section requires that most identifiable assets, liabilities, non-controlling interests and goodwill acquired in a business combination be recorded at “full fair value” and that liabilities associated with restructuring or exit activities be recognized only if they meet the definition of a liability as of the acquisition date. In addition, direct acquisition costs must be expensed when incurred. This new standard will have no impact on the current consolidated financial statements.

(ii)	Section 1601, Consolidated Financial Statements, and Section 1602, Non-controlling interests

Section 1601, Consolidated Financial Statements, replaces and carries forward existing guidance from Section 1600, Consolidated Financial Statements, on the aspects of the preparation of consolidated financial statements subsequent to a business combination other than non-controlling interests.

Section 1602, Non-controlling interests, provides guidance on accounting for non-controlling interests subsequent to a business combination. This Section replicates the provisions of International Accounting Standard 27 (“IAS 27”), Consolidated and Separate Financial Statements, other than the disclosure requirements. Under this new Section, non-controlling interests in subsidiaries must be presented in the consolidated balance sheet with equity, but separated from the parent shareholders’ equity. In the statements of operations, a non-controlling interest must not be deducted in arriving at the consolidated net income, but must be allocated to the controlling interest and the non-controlling interest according to their percentage of ownership.

Sections 1601 and 1602 must be implemented concurrently with Section 1582, Business Combinations, discussed above. Both Sections are applicable for fiscal years beginning on or after January 1, 2011 with earlier adoption permitted as of the beginning of a fiscal year. Section 1602 is to be applied retrospectively, with certain exceptions, which will have an impact for the Corporation on the presentation of the non-controlling interest in the financial statements as described above. Section 1601 will have no impact on these consolidated financial statements.

(iii)	International Financial Reporting Standards (“IFRS”)

In February 2008, the Canadian Accounting Standards Board (“AcSB”) confirmed that publicly accountable enterprises would be required to apply, and report in accordance with IFRS, in full and without modification, effective in fiscal years beginning on or after January 1, 2011 (the “Changeover date”). In the Corporation’s reporting in those periods following the Changeover date, the Corporation will be required to present comparative data for equivalent periods in the previous fiscal year, making January 1, 2010 the “Transition” date for the Corporation. The Corporation will implement these standards in its first quarter of fiscal year 2011.

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

4.	ACQUISITION OF QUINTO MINING CORPORATION

In January 2008, the Corporation participated as an investor in a non-brokered private placement of Quinto acquiring five million units of Quinto at a price of $0.65 per unit. Each unit consisted of one common share and one-half of one common share purchase warrant of Quinto, with each whole warrant exercisable to purchase one additional common share for $1.00 per share at any time prior to January 10, 2010.

On April 21, 2008, the Corporation announced it had signed a letter of agreement with Quinto, whereby the Corporation would acquire all of the outstanding shares of Quinto in exchange for common shares of Consolidated Thompson (the “Transaction”). The Transaction was completed on June 27, 2008 and the Corporation issued 14,291,789 common shares valued at $8.66 per share (closing price of the Corporation’s shares on the Toronto Stock Exchange on the date of completion) and made cash payments of $71,000 to former Quinto shareholders. Outstanding Quinto options were exchanged for replacement Consolidated Thompson options on the same basis as the exchange of the Quinto shares for Consolidated Thompson shares. In addition, upon exercising Quinto common share purchase warrants, the holders of the warrants will receive Consolidated Thompson shares and cash on same basis as the exchange of Quinto shares for Consolidated Thompson shares. The acquisition was accounted for as a purchase of assets.

Quinto’s assets included two iron properties in Québec, Peppler Lake and Lamêlée, and the Lac Gueret graphite property, also in Québec.

The purchase price was calculated as follows:

Common shares issued (14,291,789)	$123,767
Cash	71
Fair value of stock options issued	5,277
Fair value of warrants assumed	14,842
Cash to be paid on warrants	14
5,000,000 previously owned Quinto shares, at acquisition cost	2,905
2,500,000 previously owned Quinto common share purchase warrants, at fair value	2,096
Transaction costs	1,500

$150,472

Net assets acquired:

Cash and cash equivalents	$6,760
Short-term investments	5,000
Amounts receivable	548
Prepaid expenses and advances	1,169
Mineral exploration and development properties	188,211
Accounts payable and accrued liabilities	(434)
Future income taxes	(50,782)

$150,472

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

5.	AMOUNTS RECEIVABLE

	December 31,
	2010	2009
Account receivable for the sale of iron ore	$67,532	$—
Goods and services and provincial sales tax	22,480	23,471
Other	4,371	1,243

	$94,383	$24,714

6.	INVENTORIES

	December 31,
	2010	2009
Mined ore	$15,103	$280
Crushed ore	832	—
Iron ore concentrate	17,161	—
Spare parts and other	2,694	236

	$35,790	$516

7.	PREPAID EXPENSES AND ADVANCES

	December 31,
	2010	2009
Payment in Respect of Rail Transportation(i)	$25,752	$25,752
Other	2,574	13,922

	$28,326	$39,674

(i)	In 2008, the Corporation signed a rail transportation agreement (the “Agreement”) with Quebec North Shore & Labrador Railway Corporation, Inc. (“QNS&L”) for the mine life. The Agreement provided that iron ore concentrate from the Corporation’s Bloom Lake property would be carried on the QNS&L railway from the Wabush Lake Junction in Labrador City, Newfoundland and Labrador to the Sept-Iles Junction in Sept-Iles, Quebec, a distance of approximately 500 km. Concurrently, the Corporation advanced $51,500,000 pursuant to the terms of the Agreement. The Corporation is required to pay minimum monthly fees of $4,992,230 starting in January 2010 even if the minimum monthly shipments of iron ore concentrate are not met. Starting January 1, 2010, the Corporation deducted on its invoices an amount of $2,146,000 per month from the $51.5 million advance and will continue to do so until December 2011 (24 month period). As a result, a portion of the advance $25,752,000 ($25,752,000 in 2009) is classified as short-term as at December 31, 2010 under Prepaid expenses and advances. The balance of nil ($25,748,000 in 2009) was classified as Long-term advances and deferred costs.

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

8.	LONG-TERM INVESTMENTS

The following table details the fair value of the investments at December 31, 2010 and 2009:

	December 31,
	2010	2009
Energizer Resource(i)	$3,858	$—
Largo Resources(ii)	158	2,833
Labrador Iron Mines Limited	—	1,144

	$4,016	$3,977

(i)	In March 2010, the Corporation acquired 6,666,667 common shares and 6,666,667 common share purchase warrants of Energizer Resource Inc. for $2,105,200. Each Energizer Warrant entitles the holder thereof to purchase one Energizer Common Share for $0.50 during the 36 months following the later of (i) March 15, 2010, and (ii) the date on which the Energizer common shares become listed on the TSX Venture Exchange. The Energizer Common Shares were listed on the TSX Venture Exchange on May 5, 2010.
(ii)	In February 2009, the Corporation acquired 16,666,666 common shares of Largo Resources for $1,000,000. During 2010, the Corporation disposed of 16,222,566 common shares for gross proceeds of $4,638,350. The balance of 444,100 common shares was sold on December 30, 2010 for settlement in January 2011.

9.	MINING ASSETS

	December 31, 2010
	Cost	Accumulated amortization	Net
Lodging facilities and furnitures	$10,569	$(545)	$10,024
Mobile mining equipment	5,878	(851)	5,027
Mobile mining equipment under capital lease	63,351	(11,587)	51,764
Railcars under capital lease	51,225	(1,491)	49,734
Other	1,192	(555)	637

Total property & equipment	$132,215	$(15,029)	$117,186

Mine site infrastructure	$586,536	$(5,126)	$581,410
Railroad infrastructure	177,536	(1,173)	176,363
Port infrastructure	181,082	(1,075)	180,007
Asset retirement obligation	7,481	(65)	7,416
Other	6,795	(60)	6,735

Total mining property	$959,430	$(7,499)	$951,931

Construction in progress	$69,560	$—	$69,560

Total mining assets	$1,161,205	$(22,528)	$1,138,677

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

	December 31, 2009
	Cost	Accumulated amortization	Net
Lodging facilities and furnitures	$10,075	$(164)	$9,911
Mobile mining equipment	5,895	(182)	5,713
Mobile mining equipment under capital lease	38,426	(640)	37,786
Other	712	(319)	393

Total property & equipment	$55,108	$(1,305)	$53,803

Total mining assets	$55,108	$(1,305)	$53,803

Amortization expense of $20,000,000 ($921,000 in 2009 and $77,000 in 2008) was recognized and recorded during 2010 in the consolidated statement of operations. In 2010, with the operations starting at the Bloom Lake mine, an amount of $959,430,000 was transferred from mineral exploration and development properties to mining assets.

10.	MINERAL EXPLORATION AND DEVELOPMENT PROPERTIES

	December 31, 2010
	Balance, beginning of year	Investments during the year	Transfers to mining property	Balance, end of year
Bloom Lake Property
Acquisition cost	$621	$—	$(621)	$—
Exploration and development expenditures	460,248	126,287	(586,535)	—
Asset retirement obligation	2,619	4,862	(7,481)	—
ITUM agreement	6,175	—	(6,175)	—
Railroad infrastructure	84,575	92,961	(177,536)	—
Port infrastructure	27,394	153,688	(181,082)	—

	581,632	377,798	(959,430)	—

Peppler Lake / Lamêlée Property
Allocated cost of acquisition of Quinto Mining Corporation	$188,211	$—	$—	$188,211
Exploration and development expenditure	2,856	772	—	3,628

	191,067	772	—	191,839

	$772,699	$378,570	$(959,430)	$191,839

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

	December 31, 2009
	Balance, beginning of year	Investments during the year	Transfers to mining property	Balance, end of year
Bloom Lake Property
Acquisition cost	$568	$53	$—	$621
Exploration and development expenditures	188,976	271,272	—	460,248
Asset retirement obligation	—	2,619	—	2,619
ITUM(i) agreement	6,175	—	—	6,175
Railroad infrastructure	5,887	78,688	—	84,575
Port infrastructure	3,337	24,057	—	27,394

	$204,943	$376,689	$—	$581,632

Peppler Lake / Lamêlée Property
Allocated cost of acquisition of Quinto Mining Corporation	$188,211	$—	$—	$188,211
Exploration and development expenditure	1,860	996	—	2,856

	190,071	996	—	191,067

	$395,014	$377,685	$—	$772,699

11.	SUPPLEMENTAL INFORMATION ON THE CONSOLIDATED FINANCIAL STATEMENTS

	Year ended December 31,
	2010	2009	2008
Interest paid	$15,638	$163	$55
Transaction costs paid (Quinto acquisition)	—	63	1,437
Acquisition of mining assets through capital leases	72,323	38,427	—

	As at December 31,
	2010	2009
Amounts included in accounts payable and accrued liabilities at the end of the period:
Investments in mineral exploration and development properties	$—	$57,415
Investments in mining assets	50,431	98
Cost of issue (financings)	—	150
Accrued interest	1,003	—
Accrued stock-based compensation (note 18)	941	—
Payables related to operations	57,938	3,357

	$110,313	$61,020

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

The following table shows the components of the interest expense for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
Long-term debt	$10,590	$—	$—
Convertible debentures	1,556	—	—
Capital leases obligations	3,222	45	—
Other	1,229	163	55

	$16,597	$208	$55

12.	LONG-TERM DEBT

	Interest rate	Maturity	December 31, 2010	December 31, 2009
Revolving senior secured credit facility(i)	Floating	2014	$—	$—
Senior secured bonds(ii)	8.5%	2017	99,460	—
Less: Unamortized debt issue costs			(2,850)	—
Unsecured term credit facility(iii)	5.0%	2015	49,730	—
Capital lease obligations	2.7% to 8.4%	2012 to 2030	93,394	37,257

			239,734	37,257
Less: current portion			(16,524)	(7,249)

			$223,210	$30,008

(i)	In December, 2010, the Corporation entered into a US$250 million senior secured revolving credit facility with a syndicate of banks. This facility has a maturity of December 2014 and can be used for general corporate purposes. The maturity can be extended annually, subject to the lender’s consent. The facility can be drawn in Canadian or US dollars and bear interest at floating rates based on LIBOR or Bankers’ Acceptance, plus a margin based on the leverage ratio of the Corporation (margin of 3.0% as of December 31, 2010). A portion of the facility can also be used for the issuance of letters of credit. The Corporation and its subsidiary, Bloom Lake LP, have the ability to borrow under the facility. As at December 31, 2010, no amount was drawn on the facility, and letters of credit totaling $33.9 million were outstanding, reducing the availability under the facility. Upfront costs incurred to enter into the credit facility amounting to $3,327,000 have been recorded as deferred costs and will be amortized over the term of the facility with the other debt issue costs.
(ii)	In January 2010, the Corporation issued US$100 million senior secured bonds. The senior secured bonds have a term to maturity of 7 years from the date of issue, provide for semi-annual interest payments at a rate of 8.5% per annum and are subject to redemption by the Corporation at any time after 4 years from the date of issue at pre-determined prices. In consideration of the commitment, the Corporation issued 750,000 warrants (Note 17) valued at $2.9 million. The value of the warrants has been accounted for as a reduction in long-term debt and will be amortized over the term of the bonds with the other debt issue costs using the effective interest rate method. Considering the amortization of debt issue costs, the effective interest rate of the bonds is 9.1%.
(iii)	In January 2010, the Corporation entered into a credit agreement with SK Networks Co. Ltd (“SKN”), a subsidiary of the Korean conglomerate SK Group. The credit agreement provides for a US$50 million unsecured five-year term facility, which was drawn in full. The facility is non-amortizing and carries a fixed annual interest rate of 5% payable on a semi-annual basis. The principal amount of the facility can be repaid by the Corporation at any time.

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

Principal repayments on capital lease obligations in each of the next five years and thereafter amount to:

Capital leases
2011	$20,334
2012	20,055
2013	18,406
2014	14,062
2015	5,779
Thereafter	74,315

152,951
Less: Amounts representing interest	(59,557)

$93,394

13.	CONVERTIBLE DEBENTURES

	Interest rate	Maturity	December 31, 2010	December 31, 2009
Unsecured convertible debentures	5.0%	2017	$174,353	$—
Less: Unamortized debt issue costs			(7,312)	—

			$167,041	$—

On November 29, 2010, the Corporation issued US$230 million of convertible unsecured debentures. The convertible debentures mature on November 30, 2017 and bear interest at a rate of 5.0% per annum, payable semi-annually on May 31 and November 30 of each year. The convertible debentures may be converted at any time, at the option of the holder, into common shares of the Corporation at a conversion rate of approximately 65.6 common shares per US$1,000 principal amount of convertible debentures based on a conversion price of US$15.2439 per common share. On or after November 29, 2013 and until maturity, the Corporation may, at its option, redeem the convertible debentures at par plus accrued and unpaid interest, provided that the weighted average closing price of the Corporation’s common shares on the TSX during the last 30 consecutive trading days is at least 125% of the conversion price. The Corporation may also, at its option and subject to certain conditions, elect to satisfy its obligation to repay all or any portion of the principal amounts and interest of the convertible debentures that are to be redeemed or repaid at maturity, by issuing common shares. The number of common shares a holder will receive in respect of each convertible debenture will be determined by dividing the principal amount of the convertible debentures that are to be redeemed or repaid at maturity by 95% of the market price of the common shares. The conversion option was assigned a residual value of $53.3 million, net of transactions costs of $2.5 million allocated to the conversion option, and is included in shareholder’s equity. The liability portion is being accreted such that the liability at maturity will equal the nominal amount of the convertible debentures. Considering the amortization of the conversion option and the debt issue costs, the effective interest rate of the convertible debentures is 10.6%. In 2010, the Corporation recorded an accretion expense of $548,000 (nil in 2009 and 2008) on the convertible debentures presented in the interest expense.

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

14.	ASSET RETIREMENT OBLIGATIONS

The Corporation’s activities are subject to various laws and regulations regarding the environmental restoration and closure provisions for which the Corporation estimates future costs. The provision may be revised on the basis of amendments to such laws and regulations and the availability of new information such as changes in reserves corresponding to a change in the mine life, acquisition or construction of a new mine. The Corporation has recorded a liability for asset retirement obligations of $8,035,000 at December 31, 2010 ($2,619,000 at December 31, 2009). These obligations consist of costs associated with reclamation and monitoring activities and the removal of tangible assets at the Corporation’s Bloom Lake site.

In 2009, the Corporation determined that the amount required to settle its asset retirement obligations was $28,600,000 (based on current dollars), mainly paid near the closure of the mine. During 2010, the timing of the future cash flows was revised to provide for a progressive rehabilitation of the mine site, specifically for tailing disposal areas, with the other closure costs mainly paid near the closure of the mine. This change resulted in an increase of $3,656,000 of the asset retirement obligation. The estimated future cash flows required were also increased by $3,260,000 (based on current dollars) following the approval of the reclamation plan by the Ministère des Ressources Naturelles et de la Faune du Québec. This change resulted in an increase of $1,206,000 of the asset retirement obligation.

These estimated future cash flows are projected in the future using an inflation rate of 2.5%, and discounted back using a credit-adjusted risk-free interest rate of 8.5% in the case of the initial provision, and 7.0% in the case of the increase in the amount in 2010. The estimated closure date is determined based on the remaining economic iron ore reserves under the existing mining plan based on the initial production rate of 8.0 million tonnes per year of iron ore concentrate.

An accretion expense of $554,000 (nil in 2009 and 2008) has been recorded in the consolidated statement of operations in 2010.

15.	NON-CONTROLLING INTEREST

On July 20, 2009, the Corporation closed a definitive subscription agreement with Wuhan Iron and Steel (Group) Corporation (“WISCO”) whereby WISCO agreed to pay the Corporation US$240 million in exchange for 38,681,023 common shares of the Corporation issued at $2.72, which represented approximately 19.9% of the issued shares on a post-investment basis, and an interest of 25% in the limited partnership established to operate the Bloom Lake mine, The Bloom Lake Iron Ore Mine Limited Partnership (“Bloom Lake LP”). A first payment of US$200 million was made on July 20, 2009 by WISCO as payment for the common shares issued by the Corporation and the 25% interest in the limited partnership. A second payment of US$30 million was made on May 25, 2010 upon commencement of the commercial production at the Bloom Lake mine as defined in the subscription agreement. The balance of the investment by WISCO in the limited partnership in the amount of US$10 million will be payable upon the mine reaching an annualized production rate of 8 million tonnes per year of iron ore concentrate for three consecutive months. WISCO has committed to purchase at fair market value for the mine life 4 million tonnes of iron ore concentrate per year.

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

16.	COMMON SHARES

Authorized:

Unlimited common shares

Unlimited Class A preferred shares, issuable in series

Common shares issued:

The following are the common share transactions during the years ended December 31, 2010 and 2009:

	Number of shares	Value
Balance, December 31, 2007	81,395,628	$243,063
Public offering(iii)	23,000,000	179,400
On acquisition of Quinto Mining Corporation(iv)	14,291,789	123,767
Exercise of options	605,000	1,882
Exercise of options—option valuation	—	2,556
Exercise of warrants	86,500	324
Exercise of warrants—warrant valuation	—	430
Share issue costs	—	(8,673)

Balance, December 31, 2008	119,378,917	$542,749
Public offering(i)	35,650,000	92,690
Private placement(ii)	71,456,023	249,422
Exercise of options	1,040,000	3,007
Exercise of options—option valuation	—	1,722
Exercise of warrants	414,550	1,161
Exercise of warrants—warrant valuation	—	2,472
Share issue costs	—	(11,126)

Balance, December 31, 2009	227,939,490	$882,097
Exercise of options	6,587,834	29,067
Exercise of options—option valuation	—	15,189
Exercise of warrants	4,594,024	18,512
Exercise of warrants—warrant valuation	—	10,395

Balance, December 31, 2010	239,121,348	$955,260

(i)	On April 27, 2009, the Corporation closed a public offering consisting of 35,650,000 common shares at a price of $2.60 per common share, including the exercise of an over-allotment option of 4,650,000 common shares, for aggregate gross proceeds of $92,690,000. As consideration, the underwriters received a cash commission of 4.5% ($4,171,000) of the total gross proceeds. Total share issue costs were $4,821,000.
(ii)	On July 20, 2009, the Corporation closed a definitive subscription agreement with WISCO whereby WISCO agreed to pay the Corporation $105,212,000 for 38,681,023 common shares of the Corporation issued at $2.72. Direct issue costs of $150,000 were incurred in relation to this private placement.

On September 17, 2009, the Corporation closed a private placement financing consisting of 32,775,000 common shares at a price of $4.40 per common share, including the exercise of an over-allotment option of 4,275,000 common shares, for aggregate gross proceeds of $144,210,000. As consideration, the underwriters received a cash commission of 4.0% ($5,768,000) of the total gross proceeds. Total share issue costs were $6,155,000.

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

(iii)	On March 27, 2008, the Corporation closed a public offering consisting of 23,000,000 common shares at a price of $7.80 per common share for gross proceeds of $179,400,000. As consideration, the underwriters received a cash commission of 4.5% ($8,073,000) of the total gross proceeds. Total share issue costs were $8,673,000.
(iv)	On June 27, 2008, the Corporation acquired all of the outstanding common shares of Quinto in exchange for common shares of the Corporation at an exchange ratio of five common shares of Quinto for one common share of the Corporation. The Corporation issued 14,291,789 common shares valued at $8.66 for a value of $123,767,000.

17.	WARRANTS

The following are the warrant transactions during the years ended December 31, 2010 and 2009:

	Number of warrants	Value	Weighted average exercise price
Balance, December 31, 2007	—	$—	$—
On acquisition of Quinto Mining Corporation(iv)	2,987,000	14,842	3.88
Exercised	(86,500)	(430)	3.75
Expired	(1,541,150)	(7,661)	3.75

Balance, December 31, 2008	1,359,350	$6,751	$4.04
Issued(i)	5,250,000	9,372	3.75
Issued(ii)	3,088,343	5,437	4.05
Exercised	(414,550)	(2,472)	2.80

Balance, December 31, 2009	9,283,143	$19,088	$3.93
Issued(iii)	750,000	2,912	6.75
Exercised	(4,594,024)	(10,395)	4.03

Balance, December 31, 2010	5,439,119	$11,605	$4.24

(i)	On June 4, 2009, the Corporation entered into a final term sheet providing for a US$50 million stand-by secured note facility. At the signing of this facility, the Corporation issued 3,500,000 warrants to the lenders with an exercise price of $3.75 and an expiry date that is three years from the date of issue. On July 27, 2009, the term sheet was amended to increase the stand-by secured note facility by US$25 million to US$ 75 million. At the signing of this amendment, the Corporation issued 1,750,000 common share warrants to the lenders at the same exercise price of $3.75 and an expiry date that is three years from the date of issue. The facility was available until December 31, 2009, but was not drawn as other financing alternatives having more favourable conditions were under negotiation at that time. These warrants were valued at $9,372,000 using the Black-Scholes option pricing model. This amount was initially capitalized as deferred financing cost, and as the facility was not used, the amount was then written-off in the consolidated statement of operations in 2009.

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

(ii)	On July 20, 2009, the Corporation closed a definitive subscription agreement with WISCO. A portion of the expenses related to the search for financing and the negotiation with WISCO was paid by issuing warrants.

As a result, 3,088,343 warrants were issued with an exercise price of $4.05 and an expiry date that is two years from the date of issue. These warrants were valued at $5,437,000 using the Black-Scholes option pricing model and were expensed under General and administrative expenses on the consolidated statement of operations.

(iii)	In January 2010, the Corporation entered into a financing agreement to issue senior secured bonds (Note 12). In consideration of this capital commitment, 750,000 warrants were issued with an exercise price of $6.75 and an expiry date that is three years from the date of issue. These warrants were valued at $2,912,000 using the Black-Scholes option pricing model. The value of the warrants has been accounted for as a reduction in long-term debt and is being amortized on the life of the senior secured bonds using the effective interest rate method.
(iv)	On June 27, 2008, the date the acquisition of Quinto was completed, 14,932,000 common share purchase warrants of Quinto were outstanding, excluding the 2,500,000 common share purchase warrants held by the Corporation. Upon exercising Quinto warrants, the holders of the warrants will receive Consolidated Thompson shares and cash on same basis as the exchange of Quinto shares for Consolidated Thompson shares. These warrants were valued at $14,842,000 using the Black-Scholes option pricing model and have been included as part of the acquisition cost of Quinto, as outlined in Note 4.

As of December 31, 2010, the following warrants were outstanding and exercisable:

Exercise prices	Number of warrants	Weighted average remaining contractual life (in years)
$3.75	3,250,000	1.5
$4.05	1,439,119	0.6
$6.75	750,000	2.1

$4.24	5,439,119	1.3

18.	STOCK-BASED COMPENSATION

Stock Option Plan

The Corporation has a stock option plan established with the intent of advancing the interests of the Corporation by encouraging and enabling the acquisition of an equity interest by directors, officers, key employees and consultants. The aggregate maximum number of common shares that could be issued under the stock option plan is 23,059,066. The options are non-assignable and may be granted for a term not exceeding ten years. The exercise price of the options is fixed by the board of directors of the Corporation and such exercise price shall not be lower than the closing market price on the day preceding the date of the grant, subject to all applicable regulatory requirements. The stock option plan contains vesting acceleration provisions in the event of a change of control of the Corporation.

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

The following are the stock option transactions during the years ended December 31, 2010 and 2009:

	Number of options	Weighted average exercise price
Balance, December 31, 2008	9,915,000	$5.70
Issued	10,310,000	3.52
Exercised	(1,040,000)	2.89
Forfeited	(725,000)	3.80

Balance, December 31, 2009	18,460,000	$4.72
Issued	3,185,675	9.12
Exercised	(6,587,834)	4.41
Forfeited	(105,000)	5.27

Balance, December 31, 2010	14,952,841	$5.80

Following Quinto’s acquisition by the Corporation in 2008, all of the outstanding stock options of Quinto were exchanged for stock options of the Corporation at an exchange ratio of five stock options of Quinto for one stock option of the Corporation. The options were valued at $5,277,000 using the Black-Scholes option pricing model and have been included as part of the acquisition cost of Quinto, as outlined in Note 4.

As of December 31, 2010, the following stock options were outstanding and exercisable:

	Options outstanding			Options exercisable
Range of exercise prices	Number of options	Weighted average exercise price	Weighted average remaining contractual life – years	Number of options	Weighted average exercise price
$0.87	100,000	$0.87	0.1	100,000	$0.87
$2.60—$3.80	5,207,833	$3.15	3.0	4,232,833	$3.00
$4.37—$6.00	4,496,666	$5.65	2.6	3,821,667	$5.71
$6.65—$9.23	3,966,367	$7.71	3.3	2,494,467	$7.89
$11.48—$12.46	1,181,975	$12.02	5.0	141,667	$11.70

	14,952,841	$5.80	3.1	10,790,633	$5.18

During the year ended December 31, 2010, 3,185,675 stock options (10,310,000 in 2009 and 4,675,000 in 2008) were granted to directors, officers, employees and consultants of the Corporation. The options issued in December 2010 vest in December 2013, and options issued during the year, prior to December, either vest immediately, subject to a four-month hold period, or vest on December 31, 2012, or vest in three equal instalments over a period of two years, with the first instalment vesting on the date of grant and the second and third instalments vesting on the first and second anniversary of the date of grant, respectively. The options issued during the last two quarters of 2009 vest in three equal instalments over a period of two years, with the first instalment vesting on the date of grant and the second and third instalments vesting on the first and second anniversary of the date of grant, respectively. The options issued before July 1, 2009 vested immediately, subject to a four-month hold period.

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Year ended December 31,
	2010	2009	2008
Expected dividend yield	0%	0%	0%
Expected volatility	79%	86%	76%
Risk-free interest rate	1.41%	1.23%	2.84%
Expected life	2.8 years	2.5 years	3 years
Weighted average grant date fair value	$4.54	$1.76	$3.41

An expense of $9,020,000 ($12,223,000 in 2009 and 15,924,000 in 2008) for the option issued was recorded under stock-based compensation in the consolidated statement of operations, with a corresponding increase in contributed surplus.

Performance Share Units (“PSUs”)

In June 2010, the Corporation established a Performance Share Unit Plan (the “PSU Plan”) with the intent of advancing the interests of the Corporation in allowing certain designated executives and officers to participate in the long term success of the Corporation and to promote a greater alignment of their interests with the interests of the Corporation’s shareholders. The PSU Plan is non-dilutive and awards under the plan will be settled in cash on the vesting date based on the percentage of achievement (not exceeding 200%) of the performance objective set by the Board at the time of the grant, and the value of the common shares of the Corporation on the vesting date. In 2010, a total of 521,100 PSUs were issued under the PSU Plan. A tranche of 304,700 PSUs will vest in December 2012 and a second tranche of 216,400 PSUs will vest in December 2013. In both cases, the vesting will be subject to the achievement of the performance objectives determined by the Board. The PSU Plan contains vesting acceleration provisions in the event of a change of control of the Corporation.

At the end of each reporting period, the progress towards the achievement of the established objectives is considered to estimate the liability to be recorded. An expense of $941,000 (nil in 2009 and 2008) was recorded with a corresponding liability as of December 31, 2010 in relation to the outstanding PSUs.

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

19.	INCOME TAXES

The information in this note includes the income tax assets and liabilities of the Corporation and its corporate wholly-owned subsidiaries, and its proportionate share of the future tax assets and liabilities derived from the temporary differences of Bloom Lake LP.

a)	Provision for income and mining taxes

Major items causing the Corporation’s income tax rate to differ from the Canadian combined federal and provincial statutory rate of approximately 29.9% (30.9% in 2009) are as follows:

	Year ended December 31,
	2010	2009	2008
Income (loss) before mining and income taxes	$37,598	$(64,243)	$(12,762)
Tax expense (recovery) at combined statutory rates	11,329	(19,851)	(3,969)
Adjustments to income (loss) resulting from:
Stock-based compensation	2,978	3,777	4,960
Provincial mining duty taxes	6,864	—	—
Non controlling interest	(4,104)	—	—
Other permanent differences and other	(3,412)	3,865	52
Change in valuation allowance	(22,656)	11,934	(1,043)

Mining and income tax recovery	$(9,001)	$(275)	$—

The provision for mining and income taxes (recovery) is made up of the following components:

	Year ended December 31,
	2010	2009	2008
Current
Federal and provincial income taxes	$—	$—	$—
Provincial mining tax recovery	(80)	(50)	734

	(80)	(50)	734
Future
Federal and provincial income tax recovery	(15,865)	(275)	—
Provincial mining taxes	6,944	50	(734)

	(8,921)	(225)	(734)

Mining and income tax recovery	$(9,001)	$(275)	$—

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

b)	Future income and mining tax balances

The tax effect of temporary differences that give rise to future income and mining tax assets and liabilities in Canada approximates the following:

	December 31,
	2010	2009
Future income tax assets (liabilities)
Mining assets	$69	$(870)
Mineral exploration and development properties	2,790	4,290
Share issue costs and financing fees	3,417	5,248
Non-capital losses carry forwards	36,639	18,924
Other	692	571
Valuation allowance(i)	(5,507)	(28,163)

Net future income tax assets	$38,100	$—
Mining assets	$(28,551)	$—
Mineral exploration and development properties	(51,217)	(51,566)
Other	(888)	—

Future income and mining tax liabilities	$(42,556)	$(51,566)

The current and long term future tax assets and liabilities are as follows:

	December 31,
	2010	2009
Future tax assets
Short term	$—	$—
Long term	18,799	—
Future tax liabilities
Short term	—	—
Long term	(61,355)	(51,566)

Mining and income tax recovery	$(42,556)	$(51,566)

(i)	Following the commencement of the operations at the Bloom Lake mine in 2010 and based on the profits generated since then and the future profitability expectations of the Corporation, the valuation allowance was reversed in 2010 (except for the valuation allowance related to Quinto) and a future tax asset was recognized as it is more likely than not that it will be realized due to the Corporation’s expected future profitability.

On the date of acquisition, June 27, 2008, Quinto had net future tax assets of $5,760,000, which were entirely offset by a valuation allowance

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

c)	Other

The Corporation has respectively approximately $136,341,000 and $136,037,000 ($57,617,000 and $57,400,000 at December 31, 2009) of federal and provincial non-capital loss carry forwards for income tax purposes. These losses are available to reduce future years’ taxable income and expire as follows:

Expiration dates	Federal	Province of Québec
2012	$402	$388
2013	356	422
2014	24	37
2024	695	582
2025	3,279	3,181
2026	6,536	6,468
2027	4,128	4,128
2028	11,083	11,082
2029	30,954	30,870
2030	78,884	78,879

	$136,341	$136,037

The Corporation has respectively approximately $41,907,000 and $52,010,000 ($41,945,000 and $52,048,000 at December 31, 2009) of federal and provincial Canadian development and exploration expenditures (“CDEE”), which, under certain circumstances, may be utilized to reduce the taxable income of future years.

These above non-capital losses carry forwards and CDEE may translate into future tax assets amounting to $36,639,000 and $2,790,000 respectively. These amounts have been recognized on the balance sheet, except for a portion of $5,507,000 related to Quinto Mining Corporation that is not more likely than not to be realized.

20.	EARNINGS PER SHARE

Earnings per share (“EPS”) has been calculated using the weighted average number of shares outstanding during the year. Diluted EPS is calculated based on the treasury stock method and the “if-converted” method.

	December 31
	2010	2009	2008
Basic weighted average shares outstanding	232,785,000	170,781,000	106,615,000

Weighted average shares dilution adjustments:(a)
Dilutive stock options	9,790,000	—	—
Dilutive warrants	3,854,000	—	—
Dilutive convertible debentures	1,364,000	—	—

Diluted weighted average shares outstanding	247,793,000	170,781,000	106,615,000

Shares dilution adjustments—exclusions:
Stock options(b)	1,204,475	—	—

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

(a)	Dilutive stock options and warrants were determined by using the Corporation’s average share price for the year. For the year ended December 31, 2010, the average share price was $9.11.
(b)	These stock options were excluded, as they were anti-dilutive for the year ended December 31, 2010, having an exercise price higher than the average share price for the year.

21.	CAPITAL DISCLOSURES

The Corporation’s objective in managing capital is to ensure sufficient liquidity to pursue its organic growth strategy and undertake selective acquisitions, while at the same time taking a conservative approach towards financial leverage and management of financial risks.

The Corporation’s current capital is composed of cash and cash equivalents, long-term debt, convertible debentures and shareholders’ equity. Prior to 2010, the Corporation’s primary use of capital was to finance the development, setting in production and continued exploration of its Bloom Lake property. The Corporation has funded construction of the Bloom Lake mine and mill and the related port and rail infrastructures with the issuance of common shares through private placements, public financings and a partnership agreement with WISCO, and more recently with long-term debt.

As the Corporation began producing iron ore concentrate in 2010 at its Bloom Lake mine and recorded its initial sales in the second quarter of 2010, it has been generating positive cash flow from operations. The Corporation’s primary use of capital has evolved to focus on the expansion of its Bloom Lake operations to a targeted production rate of 16.0 million tonnes per year of iron ore concentrate, the continued exploration of its Bloom Lake and the Lamêlée-Peppler properties, and the undertaking of selective business acquisitions.

The Corporation sets the amount of capital in relation to its on-going and potential projects and/or acquisitions as well as in proportion to risks. The Corporation manages the capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Corporation may return capital to shareholders, issue new shares, issue debt or sell assets to raise capital or reduce debt.

The Corporation does not currently pay dividends. With the Bloom Lake mine now in operation and generating positive cash flows, the Corporation will periodically evaluate the merits of introducing a dividend, taking into account the projected use of capital described above.

The Corporation is not subject to any capital requirements imposed by a regulator.

22.	FINANCIAL INSTRUMENTS

a)	Carrying values and fair values

The fair value is the amount at which a financial instrument could be exchanged between willing parties, based on current markets for instruments with the same risk, principal and remaining maturity. Fair value estimates are made at the balance sheet date, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties in significant matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

The fair values of financial assets and liabilities, together with the carrying amounts included in the balance sheet, are as follows:

	December 31, 2010		December 31, 2009
	Carrying amount	Fair Value	Carrying amount	Fair Value
Financial assets
Held-for-trading:
Cash and cash equivalents	$234,148	$234,148	$184,924	$184,924
Restricted cash equivalents	$—	$—	$10,385	$10,385
Long-term investments, warrants	$1,058	$1,058	$—	$—
Loans and receivables:
Amounts receivable	$71,284	$71,284	$212	$212
Available-for-sale
Long-term investments, other than warrants	$2,958	$2,958	$3,977	$3,977
Financial liabilities
Other liabilities:
Accounts payable and accrued liabilities	$110,313	$110,313	$61,020	$61,020
Convertible debentures	$167,041	$263,072	$—	$—
Long-term debt (including current portion)	$239,734	$248,354	$37,257	$37,257

The Corporation has determined that the fair value of cash and cash equivalents, amounts receivable and accounts payable and accrued liabilities approximate their respective carrying value at the balance sheet dates due to the relatively short periods to maturity of those instruments. The fair value of the long-term investments and the convertible debentures is determined using the closing quoted price on a recognized securities exchange at the balance sheet dates. The fair value of the long-term debt is evaluated based on market rates prevailing at the balance sheet date for similar financial instruments.

As of December 31, 2010, the different levels of valuation method are defined as follows:

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities

Level 2:	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices)

Level 3:	Inputs for the asset or liability that are not based on observable market data.

The fair value of cash and long-term investments was measured using Level 1 inputs. Cash equivalents were measured using Level 2 inputs.

b)	Financial income and expenses

The following components of income and expense relating to financial instruments are included in the consolidated statement of operations and comprehensive income:

i)	Interest income

Interest income on held-for-trading financial assets consists of interest earned from cash and cash equivalents and totalled $514,000 for the year ended December 31, 2010 ($2,196,000 in 2009 and $8,742,000 in 2008).

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

ii)	Foreign exchange gain (loss)

Foreign exchange gains (loss) are related to financial assets and liabilities and arise mainly from cash and cash equivalents, restricted cash equivalents and long-term debt and convertible debentures denominated in United States (“U.S.”) dollars as well as from accounts receivables and accounts payable and accrued liabilities denominated in U.S. dollars and in EURO.

c)	Financial risk management

This section provides disclosures relating to the nature and extent of the Corporation’s exposure to risks arising from financial instruments, including credit risk, liquidity risk, foreign currency risk, interest rate risk and commodity price risk and how the Corporation manages those risks.

i)	Credit risk

Credit risk is the risk of an unexpected loss if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises primarily from the Corporation’s cash and cash equivalents as well as from amounts receivable and long-term advances. The Corporation manages its credit risk relating to cash and cash equivalents by dealing only with highly-rated Canadian financial institutions. For amounts receivable composed of sales tax receivable, government credits receivable as well as other amounts to be reimbursed by the Canadian federal and provincial governments, the credit risk is considered insignificant. For amounts receivable related to the sale of iron ore concentrate, the Corporation manages its credit risk by requiring letters of credit issued by creditworthy financial institutions covering the full value of each shipment of iron ore concentrate and received prior to such shipment. The contractual agreement with the three customers of the Corporation provides for this requirement. With regards to the long-term advances, a credit assessment was performed on the suppliers which assessed the risk to the Corporation as being minimal.

The carrying amount of financial assets, as disclosed in 21 a), represents the Corporation’s maximum credit exposure.

ii)	Liquidity risk

Liquidity risk is the risk that the Corporation will not be able to meet its financial obligations as they fall due. The Corporation manages liquidity risk by continuously monitoring actual and projected cash flows, taking into account the capital requirements related to the construction and expansion of its Bloom Lake property and the exploration and development of its other properties. The Board of Directors reviews and approves any material transactions out of the ordinary course of business, including proposals on mergers, acquisitions or other major investments or divestitures. The Corporation also manages liquidity risk through the management of its capital structure and financial leverage as outlined in Note 21. Historically, the Corporation has financed its exploration programs and mining development activities through the issuances of common shares, long-term debt and convertible debentures.

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

The following are the contractual maturities of the financial liabilities:

	Carrying amount	Contractual cash flows	1 - 3 years	4 - 5 years	After 5 years
Accounts payable and accrued liabilities	$110,313	$110,313	$110,313	$—	$—
Senior secured bond and unsecured term credit facility	146,340	149,190	—	49,730	99,460
Capital lease obligations(i)	93,394	152,951	58,795	19,841	74,315
Convertible debentures	167,041	228,758	—	—	228,758

	$517,088	$641,212	$169,108	$69,571	$402,533

(i)	For capital lease obligations, contractual cash flows represent capital lease payments, including capital and interest portion. Carrying value includes current portion.

On December 31, 2010, cash and cash equivalents amounted to $234.1 million. In addition, the Corporation may access an amount of $214.8 million available under its revolving senior secured credit facility (see Note 12).

iii)	Foreign currency risk

The majority of the Corporation’s pre-production cash flows and financial assets and liabilities were denominated in Canadian dollars, which is the Corporation’s functional and reporting currency as of December 31, 2010.

The sale of iron ore concentrate, which started in the second quarter of 2010, is denominated in U.S. dollars and, as a result, fluctuations in the U.S. dollar exchange rate relative to the Canadian dollar could create volatility in the Corporation’s cash flows and the reported amounts for sales in its consolidated statement of operations and comprehensive income, both on a period-to-period basis and compared with operating budgets and forecasts. The Corporation is not currently hedging this foreign exchange exposure with derivative instruments. However, the Corporation is partly managing that risk by having its long-term debt and convertible debentures denominated in U.S. dollars.

Additional earnings volatility arises from the translation of monetary assets and liabilities denominated in currencies other than the Canadian dollar at the rates of exchange at each balance sheet date, the impact of which is reported as a foreign exchange gain and loss in the consolidated statement of operations.

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

The following tables provide an indication of the Corporation’s significant foreign currency exposures as at December 31, 2010. The carrying value of financial assets and liabilities denominated in foreign currencies are as follows:

	December 31, 2010
Amounts in foreign currency	(U.S. dollars)	(EURO)
Cash and cash equivalents	$36,452	€—
Amounts receivable	77,899	—
Accounts payable and accrued liabilities	(12,829)	(693)
Long-term debt and convertible debentures(i)	(407,044)	—

Balance sheet exposure	$(305,522)	€(693)

(i)	Including current portion

During the years ended December 31, 2010 and 2009, the average and year-end exchange rates were as follows:

	2010		2009
	Average	Year-end	Average	Year-end
Unites States dollars (U.S. dollars)	$1.0303	$0.9946	$1.1420	$1.0466
European (EURO)	€1.3661	€1.3319	€1.5855	€1.5000

Based on the Corporation’s foreign currency exposures noted above as at December 31, 2010, varying the above foreign exchange rates to reflect a 5 percent strengthening of the Canadian dollar would have increased the income before tax by $15.2 million assuming that all other variables remained constant. An assumed 5 percent weakening of the Canadian dollar would have had an equal but opposite effect on the income (loss) before mining and income taxes.

iv)	Interest rate risk

The Corporation is exposed to interest rate risks through its financial assets and obligations bearing variable interest rates. The interest rates on its revolving senior secured credit facility bear interest at floating rates, but no amount was drawn under the facility as of December 31, 2010. Cash equivalents were invested at interest rates in effect at the time of investment. However, as these investments come to maturity within a short period of time, interest income of the Corporation will be subject to interest rate fluctuation.

Except for the revolving senior secured credit facility, the long-term debt and convertible debentures bear fixed interest rates. The Corporation is exposed to fluctuations in long-term interest rates relative to the refinancing of its debt obligations upon their maturity. The interest rate on new long-term debt issuances will be based on the prevailing rates at the time of the refinancing, and will also depend on the features of the new debt issued. The Corporation does not currently use derivative financial instruments to manage fixed and floating interest rates.

v)	Commodity price risk

The future profitability of the Corporation is directly related to the market price of iron ore, and to a lesser extent, the cost for energy such as electricity and fuel. As the sales of iron ore began in the second

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

quarter of 2010, fluctuations in the iron ore price and energy cost could create volatility in the Corporation’s future cash flows and the future reported amounts for sales and cost of goods sold in its consolidated statement of operations, both on a period-to-period basis and compared with operating budgets and forecasts. The Corporation does not currently use derivative financial instruments to manage commodity exposure.

23.	RELATED PARTY TRANSACTIONS

In February 2009, when the Corporation acquired common shares of Largo, the Corporation and Largo had two directors and one officer in common at the time of the transaction. In August, 2009, one of the directors, and the officer that both companies had in common, resigned from the Corporation. The second director is no longer a director of Largo.

The Corporation was party to an agreement that expired in January 2010 for the use of a corporate aircraft that is owned by one of the directors who resigned in August 2009. The Corporation has paid $0.1 million in 2010 ($1.4 million in 2009 and $0.5 million in 2008) for the use of this aircraft, mainly to travel between the Bloom Lake property to the Corporation’s offices in Toronto and Montréal during the construction.

A director and officer of the Corporation is special advisor of Energizer Resource Inc. and owns 750,000 common shares, 375,000 warrants and 400,000 options to purchase common shares of Energizer Resource Inc. Two other directors of the Corporation own 31,000 shares in total of Energizer Resource Inc.

In 2010, sales of iron ore concentrate to WISCO, a major shareholder of the Corporation and a 25% partner in the Bloom Lake LP partnership, amounted to $242.5 million. As at December 31, 2010, amounts receivable from sales to WISCO were $45.5 million.

All of the above transactions are measured at the exchange amount established and agreed to by the related parties.

24.	COMMITMENTS AND CONTINGENCIES

(a)	The Corporation has negotiated contracts with suppliers in relation to capital expenditures for the Bloom Lake mine. As at December 31, 2010, there was purchase orders and contracts outstanding totaling $54.1 million due within one year.

(b)	The Corporation entered into various long term agreements related to transportation and logistics for the operations of its mine, and agreements with the local communities, as described under (c) to (i) below. Minimum commitments under these agreements totals $3.0 billion, which are due as follows:

December 31,	Amount
2011	$94,771
2012	105,146
2013	98,126
2014	97,496
2015	89,204
Thereafter	2,519,471

$3,004,214

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

(c)	In August 2008, the Corporation signed a rail transportation agreement with QNS&L for the mine life. The agreement provides that iron ore concentrate from the Corporation’s Bloom Lake property will be carried on the QNS&L railway from the Wabush Lake Junction in Labrador City, Newfoundland and Labrador to the Arnaud Junction in Sept-Iles, Quebec, a distance of approximately 500 km. The Corporation advanced $51,500,000 pursuant to the terms of the agreement. Under the agreement, the Corporation is required to pay minimum monthly fees of $4,992,230 starting in January 2010 even if the minimum monthly shipments of concentrate are not met. Since January 1, 2010, the Corporation deducted on its monthly invoices an amount of $2,146,000 from the $51.5 million advance, and will continue to do so until December 2011 (24 months period).

(d)	In February 2010, the Corporation signed a rail transportation services agreement with Arnaud Railway Company (ARC), a subsidiary of Wabush Mines, effective until December 31, 2019 with an automatic extension until December 31, 2024 unless one of the contractual parties has given a written notice before December 31, 2018. The agreement provides that iron ore concentrate form the Corporation’s Bloom Lake property will be carried on the ARC railway from the Arnaud Junction in Sept-Iles, Quebec to the Corporation’s port facilities at Pointe-Noire in Sept-Iles, Quebec, a distance of approximately 34 kilometres. Under the agreement, the Corporation is committed to pay for a minimum annual fee of $22,042,400 in 2011 and $18,624,500 annually for the following years until the termination of the agreement.

(e)	In February 2010, the Corporation signed a railroad operation and maintenance services agreement with Western Labrador Rail Services Inc. (“WLR”), a subsidiary of Genesee & Wyoming, effective until February 2015 with an automatic extension until February 2020 unless one of the contractual parties has given a written notice. The agreement provides that WLR supply the crew to ensure the hauling of the Corporation railcars on the Corporation’s railroad between the mine site and Wabush Junction in the province of Labrador and Newfoundland to interchange with QNS&L’s railroad network, a distance of approximately 31 kilometres and to perform maintenance work on the same railroad. Under the agreement, the Corporation is committed to pay for a minimum annual fixed fee of $7,400,000.

(f)	In February 2010, the Corporation signed a Time Charter Agreement with Canada Steamship Lines (“CSL”) a division of the CSL Group Inc. effective until May 2012. CSL provides a short-sea marine transportation and transshipment solution to load the Corporation’s iron ore concentrate produced at Bloom Lake in oceangoing dry bulk cargo vessels at a deepwater transshipment anchorage located at Pointe Noire, Quebec. Under the agreement, the Corporation is committed to pay for a minimum annual fixed fee of $18,980,000.

(g)	In April 2010, the Corporation signed a Terminal and Stevedoring services contract with Canada Logistec Stevedoring Inc. (“Logistec”) effective until May 2015. Logistec provides personnel to operate, maintain and supervise the various equipments located at the Corporation’s port facility at Pointe-Noire, in Sept-Iles, Quebec to unload the trains of the Corporation’s iron ore concentrate produced at Bloom Lake and load it in the transhipping vessel. Under the agreement, the Corporation is committed to pay a minimum annual fixed fee of $3,641,000.

(h)	In May 2008, the Corporation and the Uashaunnuat people, the Innu of the Uashat and Mani-Utenam communities located in or near Sept-Iles, Québec (the “Uashaunnuat”) entered into an Impact and

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

Benefits Agreement (“IBA”) with respect to carrying out the Bloom Lake Iron Mine Project (the “Project”). The IBA was unanimously approved by the Innu Takuaikan Uashat mak Mani-Utenam Band Council (“ITUM”) and was ratified through a membership consultation vote of the Uashaunnuat. The IBA provides for participation in the Project on the part of the Uashaunnuat in the form of training, jobs and contract opportunities, along with providing the Innu communities located in or near Sept-Iles, Québec with financial and socio-economic benefits over the life of the mine. The IBA also contains provisions which recognize and support the culture, traditions and values of the Uashaunnuat. In December 2010 the Corporation ratified with ITUM the Limited Partnership agreement for mine site work to be mutually agreed between the parties that guarantees annual financial benefits to the ITUM.

(i)	In December 2008, the Corporation signed a “Business Arrangement” with the Innu Nation of Labrador with respect to constructing and operating a railway in Western Labrador to transport iron ore concentrate from the Bloom Lake mine. It provided for participation in the construction of the rail project on the part of the Innu Nation of Labrador in the form of jobs and contract opportunities, along with providing financial and socio-economic benefits during the operation of the railway.

(j)	As at December 31, 2010, the Corporation had entered into irrevocable letters of credit in favour of suppliers and government agencies with respect to lease contracts, supply agreements and other obligations. The letters of credit amount to US$21,167,000 ($21,053,000) and $12,875,000 and will expire between 2011 and 2015. The beneficiary may draw on the letters of credit in the event of a default by the Corporation under the terms of the agreements. The letters of credit are issued under the Corporation’s revolving senior secured credit facility (Note 12).

(k)	The Corporation is party to certain management contracts with employees and directors. These contracts contain minimum contingent payments of approximately $19,961,000 upon the occurrence of a change of control. As the likelihood of a change of control is not determinable, the contingent payments have not been reflected in these financial statements.

(l)	The Corporation is committed to minimum amounts under long-term lease agreements for office space, which expire in 2014, and office equipment, which expire in 2012. Minimum commitments remaining under these leases were approximately $814,000 over the following years:

December 31,	Amount
2011	$217
2012	217
2013	217
2014	163

$814

(m)	The Corporation is a party to an exclusive distribution agreement with Worldlink for the sale of seven million tonnes of iron ore concentrate per year for seven years ending in 2017 of which four million tonnes are bought by WISCO. The Corporation is committed to pay a commission to Worldlink on these sales during the term of the agreement.

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

The Corporation has an agreement to sell to WISCO a minimum of four million tonnes of iron ore concentrate per year for the life of the mine based on the annual production of eight million tonnes of concentrate produced. WISCO has an option to purchase up to 60% of the next eight million tonnes per year to be produced under the expansion plan underway.

The Corporation has an agreement to sell to SK Networks one million tonnes of iron ore concentrate per year for ten years, until 2020.

The selling price on all these agreements is determined monthly based on an average of the published daily spot prices in a recognized iron ore concentrate trade publication.

(n)	The Corporation has cash and exploration work commitments on the properties acquired in the acquisition of Quinto. With respect to the Peppler Lake/Lamêlée iron ore properties, the Corporation is required to make annual cash payments of $50,000.

(o)	The Corporation’s activities are subject to various laws and regulations regarding the environmental restoration and closure provisions for which the Corporation estimates future costs and record a liability for asset retirement obligations. The Corporation is subject to minimum financial guarantees to be given on an annual basis to the Ministere de Ressources Naturelles et de la Faune du Quebec (the “MRNF”) for a total amount of $17,495,000 between 2013 and 2023 as shown in the table below. The financial guarantee can take the form of cash payments made to the MRNF or letters of credit issued to the MRNF to secure its obligations.

December 31,	Amount
2013	$140
2014	437
2015	717
2016	1,015
2017	1,295
2018	1,592
2019	1,872
2020	2,169
2021	2,467
2022	2,747
2023	3,044

$17,495

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

25.	SUBSEQUENT EVENTS

Acquisition of all outstanding shares the Corporation by Cliffs Natural Resources Inc.

On January 11, 2011, the Corporation announced that it had entered into a definitive agreement (the “Arrangement Agreement”) pursuant to which Cliffs Natural Resources Inc. (“Cliffs”) will acquire all the outstanding common shares of the Corporation by way of a plan of arrangement (the “Arrangement”) for C$17.25 per share in cash. The Corporation’s Board of Directors has unanimously determined to recommend that the Corporation shareholders vote in favour of the Arrangement. Concurrently with the announcement, WISCO and its related entities which hold approximately 19% of the outstanding common shares of the Corporation as well as directors, senior officers and other insiders have entered into support agreements pursuant to which they have all agreed to vote their common shares in favour of the Arrangement.

The Arrangement was subject to the approval of at least 66 2/3% of the votes cast at a special meeting of the Corporation shareholders and to certain customary conditions, including court approval, relevant regulatory approvals and the absence of any material adverse change with respect to the Corporation.

On January 28, 2011, the Corporation obtained an interim order of the Superior Court of Quebec under the Canada Business Corporations Act to authorize the shareholder meeting process in connection with the Arrangement. On February 25, 2011, the Arrangement has been approved by 97% of the votes cast at the special shareholder meeting. On February 28, 2011, the Canadian Competition Bureau issued a “no-action” letter, which constitutes clearance under the Competition Act pursuant to the terms of the Arrangement. On March 1, 2011, the Corporation appeared in the Superior court of Quebec and obtained the final order to proceed with the Arrangement. On April 12, 2011, Cliffs received approval under the Investment Canada Act for completion of the Arrangement. On May 9, 2011, Cliffs received clearance from the Chinese Ministry of Commerce for completion of the Arrangement.

On May 12, 2011, the Arrangement was completed and Cliffs acquired all the outstanding common shares of the Corporation.

Impact of the transaction on the capital of the Corporation

Pursuant to the Arrangement, upon the closing of the transaction on May 12, 2011, each outstanding warrant and option (vested and unvested) to purchase common shares of the Corporation were acquired for cancellation by the Corporation in exchange for a cash payment equal to the product of (i) C$17.25 less the exercise price per common share of the relevant warrant or option, and (ii) the number of common shares underlying the relevant warrant or option.

Following the closing of the transaction, a change of control offer (the “Debenture Change of Control Offer”) was made on May 12, 2011 for the Corporation’s outstanding unsecured convertible debentures (the “Debentures”) in accordance with their trust indenture dated November 29, 2010, as amended (the “Debenture Indenture”). Until the close of business on the 30th day after the mailing, Debenture holders will be entitled to convert their Debentures into common shares at a reduced conversion price of US$11.9810 per share, in accordance with the formula in the Debenture Indenture. The Corporation will deliver cash consideration upon such conversion, as contemplated by the provisions of the Debenture Indenture. A conversion of 100 percent of the aggregate principal amount of the Debentures at the premium conversion ratio will result in a cash payment of approximately US$331 million.

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

Prior to that, on March 9, 2011, the Corporation announced the commencement of a solicitation of consents (the “Consent Solicitation”) to amend the Debenture Indenture. The purpose of the Consent Solicitation was to obtain approval for proposed amendments to the Indenture (the “Proposed Amendments”). The Proposed Amendments permit the Corporation to redeem any outstanding Debentures for cash at the redemption price set out in the Consent Solicitation Statement, and on the other terms and conditions set out in the Consent Solicitation Statement, at any time after the expiration of the Cash Change of Control Conversion Period (as defined in the Debenture Indenture) relating to a Cash Change of Control (as defined in the Debenture Indenture) in which the consideration per common share of the Corporation consists entirely of cash. On March 22, 2011, the Corporation announced that it had received sufficient consents of the holders of its Debentures pursuant to the Consent Solicitation. Accordingly, the Corporation announced, on May 13, 2011 that it will redeem any Debentures that then remain outstanding on June 13, 2011 after giving effect to any conversion that occurred during the Cash Change of Control Conversion Period. Those holders who validly delivered their consent, where such consent is accepted, were eligible to receive a consent fee as set out in the Consent Solicitation Statement.

On April 13, 2011, Cliffs purchased directly from the bondholders all outstanding senior secured bonds of a nominal amount of US$100 million for an amount of US$124.9 million.

The revolving senior secured credit facility was cancelled upon the closing of the transaction on May 12, 2011, and commitments there under were terminated without penalty.

Repayment of the unsecured term credit facility provided by SK Networks Co. Ltd

On April 15, 2011, the Corporation repaid in full the US$50 million unsecured term credit facility provided by SK Networks Co. Ltd. and commitments were terminated without penalty.

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

26.	EFFECT OF APPLYING UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The 2010 and 2009 consolidated financial statements of the Corporation have been prepared in accordance with Canadian generally accepted accounting principles (“CDN GAAP”), which in some respects differ from United States generally accepted accounting principles (“US GAAP”). The effects of these differences on the Corporation’s net income, other comprehensive income and shareholders’ equity for the years ended December 31, 2010 and 2009 are provided in the following CDN GAAP to US GAAP reconciliation which should be read in conjunction with the Corporation’s consolidated financial statements prepared in accordance with CDN GAAP:

			As of and Year Ended December 31,
			2010	2009
Net income (loss) per Canadian GAAP			$31,025	$(60,500)
Adjustments:
Non-controlling interest in consolidated limited partnership	Note a	)	15,574	(3,468)
Exploration and development costs related to mining properties	Note b	)	(772)	(996)
Difference in accounting related to stripping costs	Note c	)	(4,006)	—
Interest expense being capitalized	Note d	)	3,394	—
Difference in accounting related to convertible debt instruments	Note e	)	(33,500)	—
Change in depreciation and depletion	Note f	)	(23)	—
Reversal of valuation allowance for share issuance costs	Note g	)	(9,651)	—
Income tax impact of adjustments	Note h	)	2,429	—

Net income (loss) per US GAAP			$4,470	$(64,964)

Net income (loss) attributable to:
Shareholders of Consolidated Thompson (“CT”)			$(10,097)	$(61,496)
Non-controlling interest in consolidated limited partnership			$14,567	$(3,468)

Net income (loss) attributable to CT shareholders per US GAAP			$(10,097)	$(61,496)
Other comprehensive income per US GAAP			168	2,533

Comprehensive income (loss) attributable to CT shareholders per US GAAP			$(9,929)	$(58,963)

Earnings (loss) per share attributable to CT shareholders per US GAAP
Basic			$(0.04)	$(0.36)
Diluted			$(0.04)	$(0.36)
Shareholders’ equity reported under Canadian GAAP			$1,002,503	$858,536
Adjustments:
Non-controlling interest in consolidated limited partnership	Note a	)	160,337	112,663
Opening adjustment to shareholders’ equity	Note i	)	(3,707)	(2,711)
Exploration and development costs related to mining properties	Note b	)	(772)	(996)
Difference in accounting related to stripping costs	Note c	)	(4,006)	—
Interest expense being capitalized	Note d	)	3,394	—
Difference in accounting related to convertible debt instruments	Note e	)	(86,763)	—
Change in depreciation and depletion	Note f	)	(23)	—
Reversal of valuation allowance for share issuance costs	Note g	)	—	—
Income tax impact of adjustments	Note h	)	2,429	—

Shareholders’ equity reported under US GAAP			$1,073,392	$967,492

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

Note a) Non-controlling interest presentation

Under US GAAP, non-controlling interest is presented below net income (loss) on the face of the statement of operations with a sub-total below for net income (loss) attributable to the company. Under Canadian GAAP, this amount is included in net income (loss). Similarly, non-controlling interest is included as a component of shareholders’ equity under US GAAP but presented outside of shareholders’ equity under Canadian GAAP. Accordingly, we have made these presentation changes in the reconciliations above.

Note b) Exploration and development costs

Under United States Securities and Exchange Commission (“SEC”) guidelines, all costs incurred before a commercially mineable deposit is established, generally by completing a bankable feasibility study, must be charged to earnings as incurred. The Company’s Canadian GAAP policy is to capitalize these pre-feasibility costs.

Note c) Stripping costs

Under US GAAP, the stripping costs incurred to expand a pit already in production should be expensed as incurred and not capitalized. The Company’s Canadian GAAP policy is to capitalize these costs.

Note d) Capitalized interest

Under US GAAP, the amount of interest capitalized for qualifying assets should be that portion of the interest cost incurred during the acquisition periods that theoretically could have been avoided if expenditures for the assets had not been made. Under Canadian GAAP the Corporation’s policy is to not capitalize interest cost for qualifying assets.

Note e) Convertible debt instruments

Under US GAAP, debt instruments with equity-linked embedded derivative features generally do not require bifurcation unless certain exceptions exist in the contractual terms. One such exception is when the strike price in the conversion feature is denominated in a currency other than the issuer’s functional currency. The convertible debentures issued by the Corporation on November 29, 2010 have such a conversion feature and thus are required to be separated under US GAAP from the host contract and fair valued as a freestanding derivative that is marked-to-market through the statement of operations. Accordingly, the conversion feature was removed from shareholders’ equity ($53.3 million) for the purposes of the reconciliation to US GAAP. The US GAAP value assigned to the conversion feature would be fair valued using a binomial option pricing method and classified as a derivative liability.

Canadian GAAP requires the conversion feature of the debt instrument to be separated from the debt portion and classified in shareholders’ equity. The adjustment in net income is a combination of the mark-to-market effect ($29.2 million), the write-off of debt issuance costs allocated to the derivative liability ($3.4 million), and changes in calculated interest expense and foreign exchange gain or loss ($0.9 million).

Note f) Affect on depreciation and depletion

The depreciation and depletion calculated under US GAAP is different than the amount calculated under Canadian GAAP based on the changes in Notes b) and c) above.

— The accompanying notes are an integral part of the consolidated financial statements —

CONSOLIDATED THOMPSON IRON MINES LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amount expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2010 and 2009

Note g) Reversal of valuation allowance for share issuance costs

The income tax recovery on the consolidated statement of operations as calculated under Canadian GAAP has been reduced by $9.7 million because of the requirements under US GAAP to trace forward any changes in valuation allowance initially recorded in shareholders’ equity, such as those recorded against the tax benefits of share issue costs. This adjustment has no net effect on the ending balance of shareholders’ equity because the adjustments are between net income and common shares.

Note h) Income taxes impact of adjustments

The changes noted above are income tax affected based on the currently enacted tax rate for the Corporation.

Note i) Opening adjustment to retained earnings

The reconciliation requirements are for two years only however, in order to properly present the shareholders’ equity reported under US GAAP, adjustments to opening retained earnings must be made. The adjustments made are the same as described in Notes b) and c) above.

The consolidated statement of cash flows for the years ended December 31, 2010 and 2009 were prepared in accordance with Canadian generally accepted accounting principles. There are no material differences in the presentation of the operating, investing or financing activities under US generally accepted accounting principles.

27.	COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform to the current year’s presentation.

— The accompanying notes are an integral part of the consolidated financial statements —